EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This Agreement, entered into this 30th day of September, 2007 (“Effective Date”), is by and between Luminex Corporation, a Delaware corporation (hereinafter referred to as the “Company” or “Luminex”) and James W. Jacobson (hereinafter referred to as “Employee”).
RECITALS
     A. The parties entered into an Amended and Restated Employment Agreement dated March 10, 2000, as amended (hereinafter referred to as “Former Employment Agreement”).
     B. The parties wish to terminate the Former Employment Agreement and their respective obligations therewith and replace it with this Agreement.
     C. Employee wishes to resign as an officer of the company effective on the Effective Date of this Agreement.
     D. Employee will continue to be employed by the Company in accordance with the terms set forth herein.
NOW THEREFORE, the parties agree to the following:
1. Duties. Employee shall be employed as the Scientific Advisor of the Company or in such other position and such title as determined by the Chief Executive Officer of the Company. Employee agrees that he will be available as needed to perform the duties assigned to him by the Company. Employee is expected to work from home but must report to the office or other reasonable work location when requested by the Company with reasonable notice.
2. Term. The term of employment of Employee hereunder shall commence on the date hereof (the “Commencement Date”) and continue until September 30, 2008, unless earlier terminated pursuant to Section 5. If Employee remains employed after September 30, 2008, then he will be an at-will employee, meaning his employment may be terminated at any time for any reason or no reason at all by either Employee or the Company.
3. Compensation and Benefits. In consideration for the services of Employee hereunder, the Company shall compensate Employee as follows:
a. Base Salary. Until the termination of Employee’s employment hereunder, the Company shall pay Employee a base salary at an annual rate of $225,500 (the “Base Salary”) payable in accordance with the then current payroll policies of the Company.
b. Vacation. Employee shall be entitled to three weeks of paid vacation during the term at the reasonable and mutual convenience of the Company and Employee.

c. Group Benefits. To the extent Employee is eligible, he shall be entitled to participate in all group benefit plans of the Company in accordance with the Company’s regular practices for its employees. The Company shall provide accident, health, dental, disability and life insurance for Employee under the group accident, health, dental, disability and life insurance plans maintained by the Company for its full-time, salaried employees, provided that, Employee is eligible to participate in such insurance plans. If Employee is not eligible to participate in the health insurance plan, then the Company will pay its portion of the benefits during the term of this Agreement so long as Employee elects COBRA coverage.
     Employee shall not be entitled to any compensation or benefits not specifically set forth in this Section for fiscal year 2007 or the remainder of the term of this Agreement, including, but not limited to, any annual management incentive bonus for fiscal year 2007 or for the remainder of the term of this Agreement.
4. Termination Prior to the Expiration of the Term. Either party may terminate this Agreement prior to the end of the term by providing the other party with 30 days written notice.
     a. Termination by the Company. If the Company terminates Employee’s employment prior to the end of the term, then the Company shall promptly pay Employee in a lump sum payment an amount equal to Employee’s Base Salary multiplied by a fraction, the numerator of which equals the number of days remaining in the Employee’s term of employment and the denominator of which equals 365, in a lump sum payment (the “Separation Payment”). Receipt of the Separation Payment by Employee will be contingent upon Employee executing a release of any and all claims against Employer and its parent and subsidiary companies, affiliate companies, and all officers, directors, employees, agents, and shareholders of all such entities, whether known or unknown, existing as of the time of the receipt of the Separation Payment, with the release to be in a form acceptable to the Company. Employee acknowledges that he will not otherwise be entitled to the Separation Payment without signing such a release.
     b. Termination by Employee. If Employee terminates his employment prior to the end of the term, then he shall be entitled to no further payments other than that which is provided in Section 3 through the effective date effective date of Employee’s termination.
     c. Expiration of the Agreement. Employee shall not be entitled to any Separation Pay if his employment is terminated for any reason on or after September 30, 2008.
5. Confidentiality. During his employment under this Agreement and for a period of one year thereafter, Employee shall not disclose any information learned in the course of his employment to any outside entity or person, unless required by law. This provision shall not apply to information in the public domain, and does not prohibit employee from disclosing any information to his legal, financial, or tax advisors.
6. Entire Agreement; Effect on Prior Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof (including without limitation the Former Employment Agreement, which is hereby terminated) and may not be amended except by a written instrument hereafter signed by each of the parties hereto. Employee and the Company hereby agree that, if any other employment agreement between Employee and the Company is in existence on the Effective Date, then this Agreement shall supersede such other employment agreement in its entirety, and such other employment agreement shall no longer be of any force and effect after the date hereof.
7. Waiver. Employee hereby waives any rights, including, but not limited to, compensation, severance or other remuneration to which he was entitled under the Former Employment Agreement and agrees that he will not bring any claim or suit against the Company, its affiliate companies or entities, its shareholders, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and affiliates, and all persons acting by, through, under or in concert with any of them (collectively “Company and Related Parties”), seeking damages and/or relief under or enforcement of the Employment Agreement. This Agreement shall be binding upon the Employee and upon Employee’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company and Related Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.
8. Resignation as Officer. Employee agrees that as of the Effective Date, he will resign as an officer of the Company in the manner required by the Company.
9. Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party:
If to the Company, to:
Luminex Corporation
12212 Technology Blvd.
Austin, Texas 78727
Attention: General Counsel
Facsimile Number: (512) 219-6325
If to Employee, to:
James W. Jacobson
216 Hidden Mesa
Leander, TX 78641
10. Tax Matters. All payments required to be made to Employee by the Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. By accepting this Agreement, Employee hereby agrees and acknowledges that neither the Company nor its Affiliates makes any representations with respect to the application of the Internal Revenue Code of 1986, as amended (the “Code”), including Code Section 409A, to any tax, economic or legal consequences of any payments payable to Employee hereunder and, by the acceptance of this Agreement, Employee agrees to accept the potential application of the Code, including Code Section 409A, to the tax and legal consequences of payments payable to Employee hereunder.
11. Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

LUMINEX CORPORATION		JAMES W. JACOBSON
By:
	/s/ Patrick J. Balthrop Patrick J. Balthrop	/s/ James W. Jacobson Date: September 11, 2007
Chief Executive Officer Date: September 11, 2007